EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Amarillo Biosciences, Inc.

We consent to incorporation by reference in this Registration Statement of Amarillo Biosciences, Inc., on Form S-8 to be filed with the Commission on or about August 5, 2008 of our Report of Independent Registered Public Accounting Firm dated March 17, 2008 covering the balance sheet of Amarillo Biosciences, Inc. for the year ended December 31, 2007, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two year period then ended.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
August 5, 2008